Shareholder Meeting Results (Unaudited)
iSHARES®, INC.

A special meeting of shareholders of iShares, Inc. was scheduled on July 14, 2005 and subsequently adjourned until August 11, 2005. The proposals acted upon by shareholders at the special meeting and the results of the shareholder vote were as follows:

Proposal 1*
To elect the eight nominees specified below as Directors of the Company, each of whom will serve until his/her successor is duly elected or appointed and qualified.

Director	Votes For	Votes Withheld
Lee T. Kranefuss	514,380,779	13,203,425
John E. Martinez	514,431,297	13,152,907
Richard K. Lyons	514,795,814	12,788,388
George G.C. Parker	509,155,829	18,428,374
W. Allen Reed	514,418,913	13,165,293
Cecilia H. Herbert	514,381,937	13,202,268
Charles A. Hurty	514,442,567	13,141,638
John E. Kerrigan	514,830,983	12,753,220
Messrs. Kranefuss, Martinez, Lyons, Reed and Parker previously served as Directors of the Company and were re-elected. Ms. Herbert and Messrs. Hurty and Kerrigan were newly elected.

Proposal 2A
To approve a change to the Company’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding issuing senior securities. The shareholders of the iShares MSCI Germany Index Fund, iShares MSCI Netherlands Index Fund and iShares MSCI Switzerland Index Fund did not approve this proposal.

iShares MSCI Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Austria	2,884,959	65,749	222,523	962,796
Belgium	1,482,566	43,740	74,902	405,883
EMU	2,734,892	98,272	103,919	1,075,723
France	828,162	178,236	7,055	200,710
Germany	2,368,605	181,068	79,215	2,566,569
Italy	622,042	14,930	5,521	185,045
Netherlands	838,057	76,143	17,348	636,422
Spain	683,738	55,673	28,147	175,573
Sweden	1,258,559	22,666	25,604	356,425
Switzerland	629,965	34,188	18,663	1,237,452
United Kingdom	9,639,753	2,284,284	94,975	1,614,899

Proposal 2B
To approve a change to the Company’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding the making of loans. The shareholders of the iShares MSCI Germany Index Fund, iShares MSCI Netherlands Index Fund and iShares MSCI Switzerland Index Fund did not approve this proposal.

iShares MSCI Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Austria	2,854,656	86,018	232,557	962,796
Belgium	1,477,907	49,352	73,948	405,884
EMU	2,730,274	103,167	103,642	1,075,723
France	827,194	179,954	6,305	200,710
Germany	2,367,398	187,739	73,750	2,566,570
Italy	621,869	15,103	5,521	185,045
Netherlands	837,912	76,288	17,348	636,422
Spain	683,239	56,041	28,277	175,574
Sweden	1,258,589	22,966	25,274	356,425
Switzerland	622,865	40,699	19,252	1,237,452
United Kingdom	9,628,318	2,294,895	95,799	1,614,899

Proposal 2C
This proposal did not apply to the Funds in this shareholder report.

Proposal 2D
This proposal did not apply to the Funds in this shareholder report.

Proposal 3
To approve a change in the classification of the investment objectives of certain Funds from fundamental to non-fundamental. The shareholders of the iShares MSCI Belgium Index Fund, iShares MSCI Italy Index Fund and iShares MSCI Sweden Index Fund approved this proposal. The proposal did not pass in the other Funds in this shareholder report.

iShares MSCI Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Austria	2,724,589	214,575	234,066	962,797
Belgium	1,453,881	70,905	76,422	405,883
EMU	2,472,672	361,541	102,870	1,075,723
France	720,634	286,514	6,305	200,710
Germany	2,243,543	304,700	80,645	2,566,569
Italy	601,385	35,557	5,551	185,045
Netherlands	826,664	87,536	17,348	636,422
Spain	625,676	112,595	29,287	175,573
Sweden	1,183,848	95,027	27,954	356,425
Switzerland	572,355	92,009	18,452	1,237,452
United Kingdom	8,486,421	3,434,447	98,144	1,614,899

Proposal 4
This proposal did not apply to the Funds in this shareholder report.

*  Denotes Company-wide proposal and voting results.
**
Broker non-votes are proxies received by the Fund from brokers or nominees, who did not receive instructions from the beneficial owner or other persons entitled to vote, and who have no discretionary power to vote on a particular matter. Broker non-votes have the effect of a vote against the proposal.